Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. Alexander’s Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-40556, 333-91431, 333-49393, 333-124097, 33-77476, 33-39870 and 2-78139) on Form S-8 of J. Alexander’s Corporation of our report dated April 2, 2007, with respect to the consolidated balance sheets of J. Alexander’s Corporation and subsidiaries as of December 31, 2006, and January 1, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three fiscal year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of J. Alexander’s Corporation.

Our report dated April 2, 2007 on the Company’s consolidated financial statements refers to a change in accounting for share-based payments in 2006.
/s/ KPMG LLP
Nashville, Tennessee
April 2, 2007